EXHIBIT 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the "Agreement") is entered into this 10th day of September, 2008 (the "Effective Date"), by and between Far East Energy (Bermuda) Ltd., a Bermuda exempted limited liability company (the "Company") and a wholly-owned subsidiary of Far East Energy Corporation, a Nevada corporation (the "Parent"), and Dr. Zhendong "Alex" Yang ("Employee").

WHEREAS, the Parent and Employee previously entered into an employment agreement on November 1, 2003 (the "Prior Agreement");

WHEREAS, with the consent of the Employee, Parent has assigned all of its right, title and interest in and to the Prior Agreement to the Company;

WHEREAS, the Company and the Employee desire to amend and restate the Prior Agreement;

WHEREAS, the Company desires to retain Employee as an employee of the Company in the role of Senior Vice President - Exploration, with Employee's location to be in or around the metropolitan area of Beijing, the People's Republic of China (the "PRC") beginning the Effective Date; and

WHEREAS, the Company is desirous of employing Employee pursuant to the terms and conditions and for the consideration set forth in this Agreement, and Employee is desirous of entering the employ of the Company pursuant to such terms and conditions and for such consideration.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Company and Employee hereby agree as follows:

1. Term.  The term of employment under this Agreement shall commence and this Agreement shall commence on the Effective Date and shall continue for a period ending on the second anniversary of the Effective Date, unless sooner terminated in accordance with the terms hereof (the "Term").  This Agreement shall be extended automatically on the same terms and conditions for a period of one year following the end of the Term unless either party provides notice of termination in accordance with Section 7(c) and the other terms and conditions of this Agreement.

2. Employment; Duties.  During the period of Employee's employment by the Company, Employee shall serve as Senior Vice President – Exploration of the Company and shall have such duties, responsibilities and authority as shall be consistent with that position as shall be assigned by the Company, acting through its Chairman and/or President, from time to time.  Unless otherwise specified, all references to the term "Board" hereunder shall mean the Board of the Company.  All references to the term "Chairman" shall mean the Chairman of the Board of the Company.  All references to the term "Compensation Committee" shall mean the Compensation Committee of the Board of Directors of Parent.

3. Compensation.

(a) During the period of Employee's employment by the Company, Employee shall receive an annual base salary of U.S.$182,420 (the "Base Salary") payable in equal semi-monthly installments. In addition to the Base Salary, subject to the terms and conditions of this Agreement, during the period of Employee's employment by the Company, Employee (i) will receive an annual bonus equal to 20% of the Employee's Base Salary, payable in U.S. dollars so long as Employee’s location of employment hereunder is the PRC (the "International Service Bonus") and (ii) will be eligible to receive a discretionary performance bonus in an amount to be determined by the Compensation Committee (or the Board of Directors of Parent, if the Parent does not have a Compensation Committee) (the discretionary performance bonus, together with the International Service Bonus, the "Bonus").  The International Service Bonus shall be payable in equal semi-monthly installments over the Contract Year (as defined below) commencing on the Effective Date and over each Contract Year occurring thereafter; provided that at the time of each such semi-monthly payment Employee is an employee of the Company hereunder and his location of employment with the Company is in the PRC. The amount of the International Service Bonus shall be determined based on the Base Salary at the date the International Service Bonus is due hereunder.  No International Service Bonus shall be required under this Agreement or shall be deemed to have been accrued hereunder for any period occurring after the date of termination of this Agreement, whether or not the Contract Year relating to such International Service Bonus shall have begun.  The Compensation Committee (or the Board of Directors of Parent, if the Parent does not have a Compensation Committee) shall review the Base Salary, Bonus, and other compensation of Employee based upon performance and other factors deemed appropriate by the Compensation Committee (or the Board of Directors of Parent, if the Parent does not have a Compensation Committee) and make such increases, supplemental bonus payments, or other incentive awards as it deems fit in its discretion.  Notwithstanding the foregoing, in no event will the Base Salary be less than an annual rate of U.S.$182,420.  In addition to the Base Salary, the Bonus and other compensation described in this Section 3, to the extent permitted by applicable law, Employee shall be entitled to receive any benefits and fringes (whether subsidized in part, or paid for in full by the Company) including, but not limited to, medical, dental, life and disability insurance which the Company now or in the future offers to any of its professional/technical or management employees, or employees in the same class as Employee. For purposes of this Agreement, the term "Contract Year" shall mean the twelve-month period commencing on the Effective Date and ending on the first anniversary of the Effective Date and each twelve-month period occurring during the period of Employee's employment by the Company thereafter.

(b) During the period of Employee's employment by the Company hereunder, so long as the Employee's location of employment hereunder is in the PRC, Employee shall be entitled to receive:

(i) an allowance of $30,000 for each Contract Year for vacation or home leave travel, which allowance shall be payable in twelve equal monthly installments;

(ii) the use of one automobile, with a driver provided by the Company; provided that the Employee will use reasonable efforts to minimize the cost of driver overtime; and

(iii) business class tickets for emergency travel by Employee and/or members of Employee’s family resident with Employee in the PRC as the result of the serious illness or death of a parent, step-parent, grandparent, child, step-child, sibling, or step-sibling.

(c) The Company and Employee agree that Employee's income (other than amounts attributable to any equity awards granted by the Company to Employee) that is treated as taxable income for U.S. federal income tax purposes ("Covered Amounts") is eligible for tax equalization considering the United States (the "U.S.") as the Employee's "stay-at-home" base.  The Company will deduct from the Employee's pay an amount corresponding to the U.S. federal income tax that he would have paid had he lived and worked in the State of Texas of the U.S. (excluding any tax liability incurred due to a violation of Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the "Code"))("retained hypothetical tax"), on all Covered Amounts.  During the term of this Agreement, the Company and the Employee agree that the Company will pay the cost of the Employee's tax return preparation for both host and home country taxes.  After the Employee's tax returns are prepared, the Employee's hypothetical tax will be recomputed to reflect the actual facts and final Covered Amounts for the year ("final hypothetical tax"), and the difference between the retained hypothetical tax and the final hypothetical tax will be settled promptly thereafter by payment from the Employee to the Company, if the final hypothetical tax exceeds the retained hypothetical tax, or vice-versa, as the case may be. The Company intends that all such payments shall be made no later than 60 days after the final hypothetical tax has been determined; however, the timing of the actual payment is dependent upon the Employee's prompt provision of all relevant data and documentation that is reasonably necessary to compute the final hypothetical tax.  Notwithstanding the foregoing sentence, in no event shall any such payment from the Company be made after the last day of the Employee's taxable year that follows the taxable year in which the related taxes are paid to the tax authority.  The Company assumes full liability for the actual U.S. federal and foreign individual income taxes on Covered Amounts during the Employee's international assignment (excluding any tax liability incurred due to a violation of Section 409A of the Code), whereas the Employee's ultimate tax burden on Covered Amounts will be the final hypothetical tax.  The Employee shall also be responsible for all actual U.S. and foreign income taxes and social contribution taxes on all income which is not included in the definition of Covered Amounts, including any income from equity compensation or any tax liability resulting from a violation of Section 409A of the Code. The tax equalization plan, as set forth in this Section 3(c), will apply to all years during which the Employee is on an international assignment on behalf of the Company and an additional subsequent period based on the carryover limit of foreign taxes for purposes of the foreign tax credit calculation under the Code.  The Employee will be responsible and liable for the submission of host and home country tax returns.  For purposes of the Company's tax reimbursement policy, upon the Company's request, the Employee agrees to personally provide the Company with a copy of his completed tax return applicable to the years of his international assignment.  The Company and Employee agree to consider, in good faith, proposals that the other may have with regard to the implementation of the tax equalization described in this Section 3(c), or another approach to minimize the global tax burden of the Employee and the Company as a result of the payments and compensation provided under this Agreement.

(d) Subject to this Section 3(d), the Company shall pay all or a portion of the Base Salary, any Bonus, amounts due under Section 4 of this Agreement and any other amounts due under this Agreement in United States dollars ("U.S.$").  Such payments may be made in Chinese Yuan with the consent of the Employee.  In the event such payments shall be made in Chinese Yuan, such payments shall be converted into Chinese Yuan denominations based on the exchange rate between the United States dollars and the Chinese Yuan in effect as of the close of the last business day before the day the payment is due, in each case as the Company shall reasonably determine.

4. Relocation Costs; Housing Allowance.

(a) The Company shall pay the actual reasonable costs and expenses incurred by Employee relating to Employee’s relocation to the PRC.  Payment of any such costs and expenses shall be made as soon as practicable following the Company's receipt of documentation reasonably satisfactory to the Company substantiating such costs and expenses.

(b) In the event the Company requests the Employee to transfer his location of employment in the PRC outside the metropolitan area of Beijing, PRC, the Company terminates this Agreement without Cause (as defined below) or the Agreement expires under its own terms, then the Company will pay the actual reasonable costs and expenses incurred by Employee relating to Employee’s relocation within the PRC or relating to any move from the PRC to Houston, Texas, or any other location as mutually agreed between Employee and Company.  Payment of such costs and expenses shall be made as soon as practicable following the Company’s receipt of documentation reasonably satisfactory to the Company substantiating such costs and expenses.

(c) The Company agrees to pay a housing cost allowance of up to U.S.$60,000 during each Contract Year for actual costs incurred by Employee for housing costs in the PRC, which shall be paid to Employee or Employee’s landlord, as the case may be, monthly during each Contract Year.  Such housing cost allowance shall be paid, at the option of the Company, to Employee or the landlord of Employee's residence; and, at the option of the Company, any applicable lease may be held in the Company’s name.

5. Vacation.  During the period of Employee's employment by the Company, the Employee shall be entitled to receive seven weeks of non-vested vacation with pay, plus the ten holidays established by the Company during each Contract Year.

6. Expense Reimbursement.  Employee shall be reimbursed by the Company in accordance with the Company's business travel and expenditure policy for all reasonable out-of-pocket disbursements incurred by Employee in connection with the performance of his services under this Agreement, including but not limited to expenses incurred under Section 3(b), Section 4(a) and travel expenses for business purposes.  Such reimbursement shall be made by the Company as soon as reasonably practical following the Company's receipt of a reimbursement request by the Employee in accordance with the Company's business travel and expenditure policy.

7. Termination and Payments Upon Termination.

(a) Employee or the Company may terminate this Agreement for any reason or for no reason at all by providing the other party with notice of termination as provided in Section 7(c).  The Company shall pay Employee his Base Salary and all other amounts, in each such case, actually earned, accrued or owing as of the date of termination but not yet paid to Employee under Section 3 through the date of termination; provided that if the Employee is terminated by the Company without Cause (as defined below) after the Effective Date, then the Company shall pay Employee a lump sum amount of U.S.$50,000 in the year in which he experiences a Separation of Service (as such term is defined under Section 409A of the Code) without Cause.  The payment of the lump sum amount under this Section 7(a) shall be made on the earlier of the date ending on the expiration of thirty days following the earlier of the date of the Employee's Separation of Service or the death of the Employee; provided that notwithstanding the foregoing, to the extent any payment under this Section 7(a) is "nonqualified deferred compensation" and the Employee is considered a "Key Employee" of the Company within the meaning of Section 409A of the Code and the Treasury Regulations promulgated thereunder, then such payment shall be made on the date ending on the expiration of sixth months and one (1) day following the date of the Employee’s Separation from Service, or if earlier, the date of the Employee’s death. For purposes of this Agreement a Key Employee means a "specified employee" as described under Code Section 409A and as determined under the policy adopted by the Company and its Parent.

(b) For purposes of this Agreement, "Cause" shall mean (i) Employee's gross and willful misappropriation or theft of the Parent's, the Company's or their respective subsidiary's funds or property, (ii) Employee's commission of any fraud, misappropriation, embezzlement or similar act, whether or not a punishable criminal offense, or Employee's conviction of or entering of a plea of nolo contendere to a charge of any felony or crime involving dishonesty or moral turpitude, (iii) Employee's material breach of this Agreement or failure to perform any of his material duties owed to the Parent, the Company or their respective subsidiaries, or (iv) Employee's commission of any act involving willful malfeasance or gross negligence or Employee's failure to act involving material nonfeasance.

(c) Any termination of this Agreement by the Company or by Employee shall be communicated in writing to the other party before the date on which such termination is proposed to take effect and, unless otherwise agreed to by the Company and the Employee, shall be effective immediately upon such notice.

(d) From and after the termination of this Agreement by the Company or by the Employee, the Employee agrees to do or cause to be done all other things and acts, to execute, deliver, file and perform or cause to be executed, delivered, filed and performed all other instruments, documents and certificates as may be reasonably requested by the Company or are necessary, proper or advisable in order to effect the removal, transition, substitution or modification of the Employee as an officer, agent, affiliate, director, manager or authorized representative of the Company or any other positions that the Employee holds with the Parent, the Company or their respective subsidiaries.

(e) In order to receive the payments set forth in this Section 7, Employee must first execute a separation agreement and release of all claims (other than the benefits under this Section 7) in a form suitable to the Company.

8. Binding Agreement; Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of Employee and the Company and their respective heirs, legal representatives and permitted successors and assigns.  If the Company shall at any time be merged or consolidated into or with any other entity, the provisions of this Agreement shall survive any such transaction and shall be binding on and inure to the benefit and responsibility of the entity resulting from such merger or consolidation (and this provision shall apply in the event of any subsequent merger or consolidation), and the Company, upon the occasion of the above-described transaction, shall include in the appropriate agreements the obligation that the payments herein agreed to be paid to or for the benefit of Employee, his beneficiaries or estate, shall be paid.

9. Dispute Resolution.  Any controversy or claim arising with regard to this Agreement shall be settled by expedited arbitration in accordance with the provisions of the Texas Arbitration Act. The controversy or claim shall be submitted to an arbitrator appointed by the presiding judge of the Harris County, Texas Judicial District Court. The decision of the arbitrator shall be final and binding upon the parties hereto and shall be delivered in writing signed by the arbitrator to each of the parties hereto. Any appeal arising out of the ruling of any arbitrator shall be determined in a court of competent jurisdiction in Houston, Texas, or the federal court for Houston, Texas, and each party waives any claim to have the matter heard in any other local, state, or federal jurisdiction.  The prevailing party in the arbitration proceeding or in any appeal shall be entitled to recover attorney's fees, court costs and all related costs from the non-prevailing party.

10. Survivorship.  The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations and to the extent that any performance is required following termination of this Agreement.  Without limiting the foregoing, Section 7 through 22 shall expressly survive the termination of this Agreement.

11. Nonassignability.  Neither this Agreement nor any right or interest hereunder shall be assignable by Employee, his beneficiaries, dependents or legal representatives without the Company's prior written consent; provided, however, that nothing in this Section 11 shall preclude (a) Employee from designating a beneficiary to receive any benefit payable hereunder upon his death, (b) the executors, administrators or other legal representatives of Employee or his estate from assigning any rights hereunder to the person or persons entitled thereto or (c) the Company from assigning its rights and obligations under this Agreement to the Parent without the consent of Employee.

12. Compliance with IRS 409A. It is the intent of this Agreement that no payment to the Employee shall result in nonqualified deferred compensation within the meaning of Section 409A of the Code and the Treasury Regulations promulgated thereunder.  Accordingly, payments or reimbursements by the Company for expenses incurred by the Employee that are set forth in Sections 4 and 6 above shall be made no later than the last day of the Employee's taxable year following the taxable year in which such expenses were incurred by the Employee.  However, in the event that all, or a portion, of the payments set forth in this Agreement meet the definition of nonqualified deferred compensation, the Company intends that such payments be made in a manner that complies with Section 409A of the Code and any guidance issued thereunder.  The Company shall be entitled to take reasonable steps to fulfill this intent, including, but not limited to, making any amendments to this Agreement as may be necessary to comply with the provisions of Section 409A Code, in each case, without the consent of the Employee.  Notwithstanding the foregoing, neither the Company nor the Parent makes any representation that the benefits provided under this Agreement will be exempt from Section 409A of the Code and makes no undertakings to preclude Section 409A of the Code from applying to the benefits provided under this Agreement.  In addition, the following delays of payment will not in and of themselves constitute a violation of the deferral or distribution requirements of Section 409A of the Code so long as such delays are based on the Company’s reasonable understanding that such payment would:

(a) limit the ability of the Company to take a deduction under Section 162(m) of the Code; provided payment shall be made at the earliest date at which the Company reasonably anticipates that the deduction of the payment amount will not be limited by application of Section 162(m) of the Code or by the end of the calendar year in which the Employee terminates employment;

(b) violate the term of a loan agreement, or other similar contact, to which the Company is a party and such violation will cause material harm to the Company; provided payment shall be made at the earliest date at which the Company reasonably anticipates that making such payment will not cause such violation or such violation will not cause material harm to the Company; or

(c) violate U.S. federal securities laws or other applicable laws; provided payment shall be made at the earliest date at which the Company reasonable anticipates making the payment will not cause such violation.

13. Amendments to this Agreement.  Except for increases in the Base Salary, Bonus and other compensation made as provided in Section 3 and amendments under Section 12, this Agreement may not be modified or amended except by an instrument in writing signed by the Employee and the Company.  No increase in the Base Salary, Bonus or other compensation made as provided in Section 3 will operate as a cancellation or termination of this Agreement.

14. Waiver.  No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

15. Severability. If, for any reason, any provision of this Agreement is held invalid, illegal or unenforceable such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement not held so invalid, illegal or unenforceable, and each such other provision shall, to the full extent consistent with law, continue in full force and effect.  In addition, if any provision of this Agreement shall be held invalid, illegal or unenforceable in part, such invalidity, illegality or unenforceability shall in no way affect the rest of such provision not held so invalid, illegal or unenforceable and the rest of such provision, together with all other provisions of this Agreement, shall, to the full extent consistent with law, continue in full force and effect.  If any provision or part thereof shall be held invalid, illegal or unenforceable, to the fullest extent permitted by law, a provision or part thereof shall be substituted therefor that is valid, legal and enforceable.

16. Notices.  All notices, requests and other communications under this Agreement must be in writing and will be deemed duly delivered (a) when delivered if delivered in person, (b) three days after being sent by registered or certified mail, return receipt requested, postage prepaid, (c) one day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, (d) on the date of confirmation of receipt of transmission by facsimile or (e) on the date of the notice being sent by e-mail at the e-mail address in the records of the Company, in each case to the intended recipient as set forth below (or to such other address, facsimile number, email address or individual as a party may designate by notice to the other parties):

If to Company:

Far East Energy (Bermuda), Ltd.
c/o Far East Energy Corporation
363 North Sam Houston Parkway East
Suite 380
Houston, Texas 77060
Attention:  Chief Executive Officer
E-mail Address: MMcElwrath@fareastenergy.com
Facsimile: 832-598-0479

If to Employee:

Alex Yang
c/o Far East Energy (Bermuda), Ltd.
Room 806-811 Floor 8 Tower A
Tian Yuan Gang Center
C2 North Road, East 3rd Ring Road
Chauyang District
Beijing, 100027, P.R. of China
E-mail Address:  ayang@fareastenergy.com

or to such other address, facsimile number or e-mail address in the records of the Company at the time of such notice, request or communication.

17. Headings.  The headings of sections are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

18. Governing Law.  This Agreement has been executed and delivered in the State of Texas, and its validity, interpretation, performance and enforcement shall be governed by the laws of Texas, without giving effect to any principles of conflicts of law.

19. Withholding.  All amounts paid pursuant to this Agreement shall be subject to withholding for taxes (federal, state, local or otherwise) to the extent required by applicable law.

20. Counterparts.  This Agreement may be executed in counterparts, each of which, when taken together, shall constitute one original Agreement.

21. No Conflicts.   Each of the Company and Employee represents and warrants to the other party that neither the execution, delivery and performance by the such person of this Agreement will conflict or be inconsistent with or result in any breach of any of the terms, covenants, conditions or provisions of, any agreement to which such person is a party or which it or he may be subject.

22. Amendment and Restatement.  This Agreement constitutes an amendment, modification and restatement of the Prior Agreement.  This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Parent or any predecessor of the Parent and Employee, including the Prior Agreement, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Employee of a kind elsewhere provided and not expressly provided for in this Agreement.

IN WITNESS WHEREOF, the Company has caused its duly authorized officer and directors to execute and attest to this Agreement, and Employee has placed his signature hereon, dated this 10th day of September, 2008.

COMPANY:

FAR EAST ENERGY (BERMUDA), LTD.

By: /s/ Phil A. Christian
Name: Phil A. Christian
Title:   President

EMPLOYEE:

By: /s/ Zhengdong "Alex" Yang
       Dr. Zhendong "Alex" Yang